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                                                                Exhibit 4.16


THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.


Issued: September 20, 1995                                               CSW-10

                                 RIBOGENE, INC.

                         COMMON STOCK PURCHASE WARRANT

        1.      NUMBER AND PRICE OF SHARES SUBJECT TO WARRANT.

                (a) Subject to the terms and conditions herein set forth, JUDITH DONALDSON, PH.D. (the "Purchaser") is entitled to purchase from RiboGene, Inc., a California corporation (the "Company"), at any time after the date hereof and on or before (i) the date three (3) years from the date of this Warrant, or (ii) the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction as a result of which shareholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition, or (iii) the closing of the initial public offering of the Company's Common Stock registered under the Securities Act of 1933, as amended, with a public offering price of least $5.00 per share of Common Stock (as adjusted for stock splits, combinations and the like), up to 1,750 shares (which number of shares is subject to adjustment as described below) of fully paid and non-assessable Common Stock of the Company upon surrender hereof, upon either (1) payment of the purchase price at said office in cash, by check or by wire transfer, (2) the cancellation of any present or future indebtedness from the Company to the holder hereof in a dollar amount equal to the purchase price of the Common Stock for which the consideration is being given, or (3) tender of a notice as provided in the net issue exercise provisions of Section 6(b) hereof.

                (b) Subject to adjustment as hereinafter provided, the purchase price of one share of Common Stock (or such securities as may be substituted for one share of Common Stock pursuant to the provisions hereinafter set forth) shall be $2.00. The purchase price of one share of Common Stock (or such securities as may be substituted for one share of Common Stock pursuant to the provisions hereinafter set forth) payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the "WARRANT PRICE."

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        2.      ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES.  The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

                (a) ADJUSTMENT FOR DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period elsewhere in this Section 2.

        (b) ADJUSTMENT FOR RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided elsewhere in this Section 2; and in each such case, the terms of this Section 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

        (c) STOCK SPLITS AND REVERSE STOCK SPLITS. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.



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                (d)     ADJUSTMENT FOR QUALIFIED FINANCING.  In the event that
(a) the Company consummates a transaction or series of related transactions pursuant to which the Company sells equity securities with an aggregate purchase price of not less than $8,000,000 (which shall include purchase price paid via the conversion of outstanding indebtedness) (a "Qualified Financing"),
(b) the purchase price for each share or other unit of the securities sold in the Qualified Financing is less than $2.00 (as adjusted for subsequent stock splits, stock dividends and recapitalizations, the "Financing Price"), and (c) the Warrant Price then in effect is greater than the Financing Price, then the Warrant Price shall be adjusted such that it equals the Financing Price. Upon adjustment of the Warrant Price pursuant to this Section 2(d), the number of shares issuable upon exercise hereof shall be adjusted such that the aggregate price for all of such shares, as adjusted, equals the initial aggregate purchase price for the shares originally purchasable hereunder.

        3. NO FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company's Board of Directors.

        4. NO STOCKHOLDER RIGHTS. This Warrant represents only the right to purchase shares of Common Stock of the Company and shall not otherwise entitle its holder to any of the rights of a stockholder of the Company.

        5. RESERVATION OF STOCK. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

        6.      EXERCISE OF WARRANT.

                (A) METHOD OF EXERCISE. This Warrant may be exercised by the holder hereof, in whole or in part and from time to time, by the surrender of this Warrant at the principal office of the Company, accompanied by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares of Common Stock then being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable on or after such date and in any event within five (5) business days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided



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above, and, unless this Warrant has been fully exercised or has expired, a new
Warrant representing the portion of the shares of Common Stock, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to the holder hereof. The shares of Common Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable.

                (b)     NET ISSUE EXERCISE.

                        (i) In lieu of exercising this Warrant in the manner provided above in Section 6(a), holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to holder a number of shares of the Company's Common Stock computed using the following formula:

                                 X = Y (A - B)
                                     ---------
                                         A

        Where:          X  =    The number of shares of Common Stock to be
                                issued to holder.

                        Y  =    The number of shares of Common Stock
                                purchasable under this Warrant (at the date of such calculation).

                        A  =    The fair market value of one share of the
                                Company's Common Stock (at the date of such calculation).

                        B  =    The Warrant Price (as adjusted to the date of
                                such calculation).

                        (ii) For purposes of this Section 6(b), fair market value of the Company's Common Stock shall mean the average of the closing bid and asked prices of the Company's Common Stock quoted in the Over-The-Counter Market Summary or the closing price quoted on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of THE WALL STREET JOURNAL for the ten (10) trading days prior to the date of determination of fair market value. If the Common Stock is not traded Over-The-Counter or on an exchange, the fair market value shall be the price per share which the Company could obtain from a willing buyer for the shares sold by the Company from authorized but unissued shares, as such price shall be agreed by the Company and the holder.

        7. CERTIFICATE OF ADJUSTMENT. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

        8. TRANSFER OF WARRANT. This Warrant may not be transferred by the Purchaser without the written consent of the Company, which consent will not be unreasonably withheld.



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        9.      REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

        10. MISCELLANEOUS. This Warrant shall be governed by the laws of the State of California. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

        11. TERMINATION. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earliest of (a) the date three (3) years from the date of this Warrant, or (b) the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction as a result of which shareholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition, or (c) the closing of the initial public offering of the Company's Common Stock registered under the Securities Act of 1933, as amended, with a public offering price of at least $5.00 per share of Common Stock (as adjusted for stock splits, combinations and the like).

        12. NOTICE. The Company shall give Purchaser written notice of any sale, merger, consolidation or public offering referred to in Section 11 or any cash dividend declared on the Company's Common Stock at least twenty (20) days prior to the closing of any such sale, merger, consolidation or public offering or the record date fixed for the determination of stockholders eligible for such dividend and shall deliver a copy of the preliminary prospectus with respect to any such public offering to Purchaser promptly after it becomes available.




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        This Common Stock Purchase Warrant No. CSW-9 is issued as of the 20th day of September, 1995.



                            RIBOGENE, INC.


                            By:  /s/  TIMOTHY E. MORRIS
                                ----------------------------
                                Title: Vice President Finance & Administration
                                       Chief Financial Officer